Exhibit 4.36

SALEFORM 2012 MEMORANDUM OF AGREEMENT Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships	PART I

1	Dated: MOA Effective Date

2	MALOELAP SHIPPING COMPANY INC. of the Republic of the Marshall Islands (Name of sellers), hereinafter called the “Sellers”, have agreed to sell, and

3	MTC ENGINEERING SDN BHD. of Malaysia (Name of buyers), hereinafter called the “Buyers”, have agreed to buy:

4	Name of vessel: P. SOPHIA

5	IMO Number: 9414034

6	Classification Society: American Bureau of Shipping

7	Class Notation: (+)[A1], Oil Carrier, ESP, (E), (+)[AMS], (+)[ACCU], CSR, AB-CM, RW, VEC-L, BWT, GP, RES, TCM, CRC
Service Restriction: Unrestricted Service.

8	Year of Build: 2009 Builder/Yard: Hyundai Heavy Industries Co Ltd, South Korea

9	Flag: Marshall Islands Place of Registration: Majuro GT/NT: 57,017.00 / 32,411.00

10	hereinafter called the “Vessel”, on the following terms and conditions:

11	Definitions.

12	“Banking Days” are days on which banks are open both in the country of
13	the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8
14	(Documentation) and Malaysia, Singapore, Greece and Marshall Islands ~~(add additional jurisdictions as~~
~~appropriate).~~

15	“Buyers’ Nominated Flag State” means Panama, Liberia, Bahamas, Bermuda, Marshall Islands, Malaysia or
Singapore in Buyers’ option (state flag state).

“Exclusivity Agreement” means the exclusivity agreement regarding the Vessel dated 17th February 2025 made between the Parties.

“MOA Effective Date” as defined in the Exclusivity Agreement.

“Expiry Date” as defined in the Exclusivity Agreement.

“Oil Company” as defined in the Exclusivity Agreement.

16	“Class” means the class notation referred to above.

17	“Classification Society” means the Society referred to above.

18	“Deposit” shall have the meaning given in Clause 2 (Deposit)

19	“Deposit Holder” means HFW, Singapore ~~(state name and location of Deposit Holder), or, if left blank, the~~
20	~~Sellers’ Bank~~, which shall hold and release the Deposit, the balance of the Purchase Price plus an estimated amount for payment of bunkers and lubricating oil/greases and any other charges and money and sums whatsoever payable on delivery by the Buyers in accordance with this Agreement.

“Deposit Holder’s Account” means the account indicated in the Escrow Agreement held with the Deposit Holder’s Bank.

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

Bank.

“Deposit Holder’s Bank” means the bank indicated in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement in respect of the Deposit and the Balance Payment entered into after signing of this Agreement amongst the Sellers, the Buyers and the Deposit Holder.

21	“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a
22	registered letter, e-mail or telefax.

23	“Parties” means the Sellers and the Buyers.

24	“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).

25	“Sellers’ Account” means an account in the name of the Sellers ~~(state details of bank account)~~ at the Sellers’
Bank.

26	“Sellers’ Bank” means ~~(state name of bank, branch and details) or, if left blank~~, the bank
27	notified by the Sellers to the Buyers and the Deposit Holder for receipt of the Deposit, the balance of the
Purchase Price and any money and sums whatsoever payable on delivery by the Buyers.

28	1.	Purchase Price

29	The Purchase Price is USD 36,050,000 (United States Dollars Thirty Six Million Fifty Thousand only). (state currency and amount both in words and figures). If the Vessel is delivered to the Buyers on or before 30
September 2025, then the Purchase Price to be USD 37,050,000 (United States Dollars Thirty Seven Million Fifty
Thousand only).

30	2.	Deposit

31		As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of
32		~~% (ten per cent) or, if left blank~~, 10% (ten per cent) of the Purchase Price (the
33		“Deposit”) in an interest bearing account for the Parties with the Deposit Holder within three (3)
34		Banking Days after ~~the date that:~~

35		(i) The MOA Effective Date ~~this Agreement has been signed by the Parties and exchanged in original or by~~
36		~~e-mail or telefax~~; and
(ii) the Escrow Agreement between the Parties and the Deposit Holder has been entered into, is fully executed and exchanged in original or by e-mail; and

37		(iii) the Deposit Holder has confirmed in writing to the Parties that the account has been
38		fully opened and is ready. to receive funds.

39		The Deposit shall be released in accordance with joint written instructions of the Parties
40		Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the
41		Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder
42		all necessary documentation to open and maintain the account without delay (including but not limited to KYC requirements).

43	3.	Payment

44		On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of
45		Readiness has been given in accordance with Clause 5 (Time and place of delivery and
46		notices):

47		the Deposit shall be released to the Sellers as per the Escrow Agreement in immediately available funds, net, free of any bank charges; and

48		(ii) the balance of the Purchase Price (the “Balance Money”) and all other sums payable on delivery by the Buyers

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

49		to the Sellers under this Agreement held in the Deposit Holder’s Account shall be ~~paid~~ released in full free in immediately available funds, net, of bank charges to the
50		Sellers’ Account, in accordance with the terms of this Agreement and the Escrow Agreement.

The Buyers shall remit the Balance Money including the value of the estimated bunker and lubricating oils remaining on board at the time of delivery and any other charges and money whatsoever (the “Agreed Extra” and together with the Balance Money shall constitute the “Balance Payment”) to be paid by the Buyers to the Sellers in accordance with this Agreement and the Escrow Agreement by telegraphic transfer to the Deposit Holder’s
Account held with the Deposit Holder at least two (2) Banking Days prior to the intended date of delivery of the
Vessel as per the 3 days approximate Notice of Readiness (see Clause 5b). The Balance Payment shall remain to the order of the Buyers and will be released in accordance with the terms of this Agreement and the Escrow
Agreement.

The Deposit and the Balance Payment shall be irrevocably and unconditionally released to the Sellers’ account in accordance with the terms of this Agreement and the Escrow Agreement against the Seller’s presentation and handing over to the Deposit Holder of:

(a) Protocol of Delivery and Acceptance executed but not timed, by both Sellers and Buyers authorized representatives; and

(b) duly executed written irrevocable instructions of the Buyers’ authorized representatives to proceed to their release.

Any surplus money after the release of the Deposit and the Balance Payment shall be remitted back to the Buyers in accordance with the provisions of the Escrow Agreement.

In exchange of the delivery documents as agreed in the Addendum No. 1 and as per Clause 8 of this Agreement, and upon:

1. Execution and submission to the Deposit Holder of the duly executed irrevocable and unconditional release instructions for the Deposit and the Balance Payment; and

2. Confirmation from the Deposit Holder that the Deposit and Balance Payment has been remitted to the Sellers
Account accompanied by the SWIFT copy (or copies, as the case may be) issued by the Deposit Holder’s Bank concerning the payment of the Deposit and the Balance Payment,

the Protocol of Delivery and Acceptance will be timed and dated and the Vessel will immediately be legally and physically delivered to the Buyers; relevant procedure to be described in a closing memo which to be agreed by the Sellers, the Buyers and the Deposit Holder not later than five (5) Banking Days prior to the intended date of delivery of the Vessel. Notice of Readiness can be serviced anytime, including non-Banking Days.

The Deposit Holder’s fee for holding and releasing the Deposit and the Balance Payment according to this agreement and the Escrow Agreement shall be equally shared between the Sellers and the Buyers.

51	4.	Inspection

52		(a)* The Buyers have inspected and accepted the Vessel’s classification records. The Buyers
53		~~have~~ will also inspect~~ed~~ the Vessel ~~at/~~in Porto Rosales, Argentina ~~(state place)~~ on around 15-20th February
2025 ~~(state date)~~ by hiring an independent marine surveyor and will have to confirm
54		acceptance~~ed~~ of the Vessel following this inspection no later than 2 Banking Days after issuance of the inspection report by the independent marine surveyor following such confirmation by the Buyers and the sale is outright and definite, subject only
55		to the terms and conditions of this Agreement.

56		~~(b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

57		~~whether same are accepted or not within (state date/period).~~

58		~~The Sellers shall make the Vessel available for inspection at/in (state place/range) within~~
59		~~(state date/period).~~

60		~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~
61		~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

62		~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

63		~~During the inspection, the Vessel’s deck and engine log books shall be made available for~~
64		~~examination by the Buyers.~~

65		~~The sale shall become outright and definite, subject only to the terms and conditions of this~~
66		~~Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from~~
67		~~the Buyers within seventy-two (72) hours after completion of such inspection or after the~~
68		~~date/last day of the period stated in Line 59, whichever is earlier~~

69		~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of~~
70		~~the Vessel’s classification records and/or of the Vessel not be received by the Sellers as~~
71		~~aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the~~
72		~~Buyers, whereafter this Agreement shall be null and void.~~

73		~~*4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~
74		~~alternative 4(a) shall apply.~~

75	5.	Time and place of delivery and notices

76		(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or
77		anchorage ~~at/~~in Singapore (OPL excepted) or Johor, Malaysia (OPL EXCEPTED) (~~state place/range~~) in the Sellers’
option.

78		Notice of Readiness shall not be tendered before: 10 calendar days after the MOA Effective Date ~~(date)~~

79		Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a)(iii) and 14): 120 (hundred twenty) days after the MOA Effective
Date.

80		(b) The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall
81		provide the Buyers with twenty (20), ten (10), five (5) and three (3) days’ approximate notice and one (1) day definite notice of the date the
82		Sellers intend to tender Notice of Readiness and of the intended place of delivery.

83		When the Vessel is at the place of delivery and physically ready for delivery in accordance with
84		this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery. The Buyers shall take over the Vessel latest within three (3) Banking Days from the day of receipt of such Notice of Readiness.

85		(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the
86		Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing
87		stating the date when they anticipate that the Vessel will be ready for delivery and proposing a
88		new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of
89		either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3)
90		Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.
91		If the Buyers have not declared their option within three (3) Banking Days of receipt of the
92		Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’
93		notification shall be deemed to be the new Cancelling Date and shall be substituted for the
94		Cancelling Date stipulated in line 79.

95		If this Agreement is maintained with the new Cancelling Date all other terms and conditions
96		hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full
97		force and effect.

98		(d) Cancellation, failure to correct or acceptance of the new Cancelling Date shall be entirely

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

99		without prejudice to any claim for direct costs and damages the Buyers may have under Clause 14 (Sellers’
100		Default) for the Vessel not being ready by the original Cancelling Date.

101		(e) Should the Vessel become an actual, constructive or compromised total loss before delivery
102		the Deposit together with interest earned, if any, shall be released immediately to the Buyers
103		whereafter this Agreement shall be null and void.

104	6.	Divers Inspection / Drydocking

105		(a)*
106		(i) The Buyers shall have the option at their cost and expense to request Sellers to arrange for an underwater
107		inspection by a diver approved by the Classification Society prior to the delivery of the
108		Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended
109		date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this
110		Agreement. The Sellers shall at their cost and expense make the Vessel available for
111		such inspection. This inspection shall be carried out without undue, and in any case latest within 24 hours after notification by the Sellers that the Vessel has arrived at the delivery port and is available for an underwater inspection, delay and in the
112		presence of a Classification Society surveyor arranged for by the Sellers and paid for by
113		the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s
114		inspection as observer(s) only without interfering with the work or decisions of the
115		Classification Society surveyor. The extent of the inspection and the conditions under
116		which it is performed shall be to the satisfaction of the Classification Society. If the
117		conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at
118		their cost and expense make the Vessel available at a suitable alternative place near to
119		the delivery port, in which event the Cancelling Date shall be extended by the additional
120		time required for such positioning and the subsequent re-positioning. The Sellers may
121		not tender Notice of Readiness prior to completion of the underwater inspection.

122		(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are
123		found broken, damaged or defective so as to affect the Vessel’s class, then ~~(1) unless~~
124		~~repairs can be carried out afloat to the satisfaction of the Classification Society, the~~
125		~~Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by~~
126		~~the Classification Society of the Vessel’s underwater parts below the deepest load line,~~
127		~~the extent of the inspection being in accordance with the Classification Society’s rules (2)~~
128		~~such defects shall be made good by the Sellers at their cost and expense to the~~
129		~~satisfaction of the Classification Society without condition/recommendation** and (3) the~~
130		~~Sellers shall pay for the underwater inspection and the Classification Society’s~~
131		~~attendance.~~

132		~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society~~
133		~~do not require the aforementioned defects to be rectified before the next class~~
134		~~drydocking survey,~~ the Sellers shall be entitled to deliver the Vessel with these defects
135		against a deduction from the Purchase Price of the estimated direct cost (of labour and
136		materials) of carrying out the repairs to the satisfaction of the Classification Society,
137		whereafter the Buyers shall have no further rights whatsoever in respect of the defects
138		and/or repairs. The estimated direct cost of the repairs shall be the average of quotes
139		for the repair work obtained from two reputable independent shipyards with capably of drydocking and repairing a vessel of this type or in the
140		vicinity of the port of delivery, one to be obtained by each of the Parties within two (2)
141		Banking Days from the date of the imposition of the condition/recommendation, unless
142		the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within
143		the stipulated time then the quote duly obtained by the other Party shall be the sole basis
144		for the estimation of the direct repair costs. The Sellers may not tender Notice of
145		Readiness prior to such estimate having been established.

146		~~(iii) If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry docking~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

147	~~facilities are available at the port of delivery, the Sellers shall take the Vessel to a port~~
148	~~where suitable drydocking facilities are available, whether within or outside the delivery~~
149	~~range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the~~
150	~~Vessel at a port within the delivery range as per Clause 5(a). With this in mind, for the purpose~~
151	~~of this Clause, become the new port of delivery. In such event the Cancelling Date shall~~
152	~~be extended by the additional time required for the drydocking and extra steaming, but~~
153	~~limited to a maximum of fourteen (14) days.~~

154	~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~
155	~~Classification Society of the Vessels’ underwater parts below the deepest load line, the extent~~
156	~~of the inspection being in accordance with the Classification Society’s rules. If the rudder,~~
157	~~propeller, bottom or other underwater parts below the deepest load line are found broken,~~
158	~~damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the~~
159	~~Sellers’ cost and expense to the satisfaction of the Classification Society without~~
160	~~condition/recommendation**. In such event the Sellers are also to pay for the costs and~~
161	~~expenses in connection with putting the Vessel in and taking her out of drydock, including the~~
162	~~drydock dues and the Classification Society’s fees. The Sellers shall also pay for these costs~~
163	~~and expenses if parts of the tailshaft system are condemned or found defective or broken so as~~
164	~~to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs and~~
165	~~expenses, dues and fees.~~

166	~~(c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above:~~

167	~~(i) The Classification Society may require survey of the tailshaft system, the extent of the~~
168	~~survey being to the satisfaction of the Classification Society. If such survey is~~
169	~~not required by the Classification Society, the Buyers shall have the option to require the~~
170	~~tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey~~
171	~~being in accordance with the Classification Society’s rules for tailshaft survey and~~
172	~~consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare~~
173	~~whether they require the tailshaft to be drawn and surveyed not later than by the~~
174	~~completion of the inspection by the Classification Society. The drawing and refitting of~~
175	~~the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be~~
176	~~condemned or found defective so as to affect the Vessel’s class, those parts shall be~~
177	~~renewed or made good at the Sellers’ cost and expense to the satisfaction of~~
178	~~Classification Society without condition/recommendation**.~~

179	~~(ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by~~
180	~~the Buyers unless the Classification Society requires such survey to be carried out or if~~
181	~~parts to the system are condemned or found defective or broken so as to affect the~~
182	~~Vessel’s class, in which case the Sellers shall pay these costs and expenses.~~

183	~~(iii) The Buyers’ representative(s) shall have the right to be present in the drydock, as~~
184	~~observer(s) only without interfering with the work or decisions of the Classification~~
185	~~Society surveyor.~~

186	~~(iv) The Buyers shall have the right to have the underwater parts of the Vessel cleaned~~
187	~~and painted at their risk, cost and expense without interfering with the Sellers’ or the~~
188	~~Classification Society surveyor’s work, if any, and without affecting the Vessel’s timely~~
189	~~delivery. If, however, the Buyers’ work in drydock is still in progress when the~~
190	~~Sellers have completed the work which the Sellers are requires to do, the additional~~
191	~~docking time needed to complete the Buyers’ work shall be for the Buyers’ risk, cost and~~
192	~~expense. In the event that the Buyers’ work requires such additional time, the Sellers~~
193	~~may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst~~
194	~~the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be~~
195	~~obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in~~
196	~~drydock or not.~~

197	~~*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

198		~~alternative 6 (a) shall apply.~~

199		**Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification
200		Society without condition/recommendation are not to be taken into account.

201	7.	Spares, bunkers and other items

202		The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board
203		and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or
204		spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection
205		used or unused, whether on board or not shall become the Buyers’ property, but spares on
206		order are excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers
207		are not required to replace spare parts including spare tail-end shaft(s) and spare
208		propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to
209		delivery, but the replaced items shall be the property of the Buyers. Unused stores and
210		provisions shall be included in the sale and be taken over by the Buyers without extra payment.

211		Library and forms exclusively for use in the Sellers’ vessel(s) and captain’s, officers’ and crew’s
212		personal belongings including the slop chest are excluded from the sale without compensation,
213		as well as the following additional items: A list to be provided and incorporated into the Agreement by way of an Addendum To be attached ~~(include list)~~

214		Items on board which are on hire or owned by third parties, listed as follows, are excluded from
215		the sale without compensation: A list to be provided and incorporated into the Agreement by way of an
Addendum ~~(include list)~~

216		Items on board at the time of inspection which are on hire or owned by third parties, not listed
217		above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.
218		The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and
219		greases in storage tanks and unopened drums and pay either:

220		(a) *the actual net price basis FIFO calculation (excluding barging expenses) as evidenced by latest actual invoices or vouchers or at Sellers’/time charterers’/pool’s last net purchase prices; ~~or~~

221		~~(b) The current market price (excluding barging expenses) at the port and date of delivery~~
222		~~of the Vessel or, if unavailable, at the nearest bunkering port~~

223		for the quantities taken over.
The quantities of bunkers and unused lubricating oils/hydraulic oil/greases remaining on board shall be measured and established by a joint survey of the Seller’s Chief Engineer (acting as Sellers’ representative) and the Buyer’s familiarization crew on board (acting as Buyers’ representative on board) two (2) days prior to the expected date of delivery. Agreed allowance for consumption for the period between the joint survey and the time of physical delivery will be subtracted from the figures found during the said survey.

224		Payment under this Clause shall be made at the same time and place and in the same
225		currency as the Purchase Price.

226		“inspection” in this Clause 7, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b)
227		(Inspection), if applicable. ~~If the Vessel is taken over without inspection, the date of this~~
228		~~Agreement shall be the relevant date.~~

229		~~*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions~~
230		~~alternative (a) shall apply.~~

231	8.	Documentation.

232		The place of closing: Deposit holder’s premises or virtually. And all the original documents to be couriered to the Buyers / Sellers.

233		(a) In exchange for payment of the Purchase Price and all other sums payable on delivery by the Buyers to the
Sellers under this Agreement the Sellers shall provide the Buyers with the documents reasonably required for the

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

deletion and registration of the Vessel, and the Buyers shall provide the Sellers with all documents (indicatively corporate, shareholding etc.) evidencing Buyers’ lawful actions to authorise the execution, delivery and performance of this Agreement. These documents to be mutually agreed between Buyers and Sellers as promptly as possible and to form an Addendum to this Agreement, but the agreement and execution of such
Addendum and any disputes thereof shall not prejudice this agreement nor shall delay the lodging of the
Deposit. Should the Parties fail to agree such Addendum, the below Clause 8 will be reinstated and apply. ~~In~~
~~exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the~~
234	~~following delivery documents:~~

235	~~(i) Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State,~~
236	~~transferring title of the Vessel and stating that the Vessel is free from all mortgages,~~
237	~~encumbrances and maritime liens or any other debts whatsoever, duly notarially attested~~
238	~~and legalised or apostilled, as required by the Buyers’ Nominated Flag State;~~

239	~~(ii) Evidence that all necessary corporate, shareholder and other action has been taken by~~
240	~~the Sellers to authorise the execution, delivery and performance of this Agreement;~~

241	~~(iii) Power of Attorney of the Sellers appointing one or more representatives to act on behalf~~
242	~~of the Sellers in the performance of this Agreement, duly notarially attested and legalised~~
243	~~or apostilled (as appropriate);~~

244	~~(iv) Certificate or Transcript of Registry issued by the competent authorities of the flag state~~
245	~~on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the~~
246	~~Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by~~
247	~~such authority to the closing meeting with the original to be sent to the Buyers as soon as~~
248	~~possible after delivery of the Vessel;~~

249	~~(v) Declaration of Class or (depending on the Classification Society) a Class Maintenance~~
250	~~Certificate issued within three (3) Banking Days prior to delivery confirming that the~~
251	~~Vessel is in Class free of condition/recommendation;~~

252	~~(vi) Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of~~
253	~~deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that~~
254	~~the registry does not as a matter of practice issue such documentation immediately, a~~
255	~~written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith~~
256	~~and provide a certificate or other official evidence of deletion to the Buyers promptly and~~
257	~~latest within four (4) weeks after the Purchase Price has been paid and the Vessel has~~
258	~~been delivered;~~

259	~~(vii) A copy of the Vessel’s Continuous Synopsis Record certifying the date on which the~~
260	~~Vessel ceased to be registered with the Vessel’s registry, or, in the event that the registry~~
261	~~does not as a matter of practice issue such certificate immediately, a written undertaking~~
262	~~by the Sellers to provide the original of this certificate promptly upon it being issued~~
263	~~together with evidence of submission by the Sellers of a duly executed Form 2 stating~~
264	~~the date on which the Vessel shall cease to be registered with the Vessel’s registry;~~

265	~~(viii) Commercial Invoice for the Vessel;~~

266	~~(ix) Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~

267	~~(x) A copy of the Sellers’ letter to their satellite communication provider cancelling the~~
268	~~Vessel’s communications contract which is to be sent immediately after delivery of the~~
269	~~Vessel;~~

270	(xi) Any ~~additional~~ delivery documents as may reasonably be required by the competent authorities of
271	the Buyers’ Nominated Flag State for the purpose of registering the Vessel, provided the
272	Buyers notify the Sellers of any such documents as soon as possible after the date of
273	this Agreement. The list of documents to be furnished by each of the Parties to be mutually agreed within two
(2) weeks of the date of this Agreement and the said list to be incorporated into the Agreement by way of an

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

Addendum. If the Parties cannot agree on documentation within two (2) weeks of the date of this Agreement, the wording in item (i) – (x) shall be reinstated and apply.~~; and~~

274		(xii) The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not
275		black listed by any nation or international organisation; and

(xiii) A letter on Sellers’ letterhead warranting that to the best of their knowledge the Vessel has not been involved in a grounding affecting vessel’s class, serious casualty or collision incident since her last drydock. Such undertaking to be provided by the Sellers only in case the Vessel is delivered without Underwater Inspection ~~A~~
~~letter on Sellers’ letterhead warranting that to the best of their knowledge the Vessel has not been involved in a~~
~~grounding, serious casualty or collision incident since built.~~

276		~~(b) At the time of delivery the Buyers shall provide the Sellers with:~~

277		~~(i) Evidence that all necessary corporate, shareholder and other action has been taken by~~
278		~~the Buyers to authorise the execution, delivery and performance of this Agreement; and~~

279		~~(ii) Power of Attorney of the Buyers appointing one or more representatives to act on behalf~~
280		~~of the Buyers in the performance of this Agreement, duly notarially attested and legalised~~
281		~~or apostilled (as appropriate).~~

282		(c) If any of the documents listed in the Addendum ~~Sub clauses (a) and (b) above~~ are not in the English
283		language they shall be accompanied by an English translation by an authorised translator or
284		certified by a lawyer qualified to practice in the country of the translated language.

285		(d) The Parties shall to the extent possible exchange copies, drafts or samples of the
286		documents listed in the Addendum ~~Sub clause (a) and Sub clause (b) above~~ for review and comment by the
287		other party, without undue delay, ~~not later than (state number of days), or if left blank, nine (9) days prior to the~~
288		~~Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to~~
289		~~Clause 5(b) of this Agreement.~~

290		(e) Concurrent with the exchange of documents in the Addendum ~~Sub clause (a) and Sub clause (b)~~ above,
291		the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans,
292		drawings and manuals, (excluding ISM/ISPS manuals, Vessel Response Plan for OPA 90 and SOPEP), which are on board the Vessel. Other
293		certificates which are on board the Vessel shall also be handed over to the Buyers unless
294		the Sellers are required to retain same, in which case the Buyers have the right to take copies.

295		(f) Other technical documentation which may be in the Sellers’ possession shall promptly after
296		delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep
297		the Vessel’s log books but the Buyers have the right to take copies of same up to six (6) months back counting as from the date the Sellers render Notice of Readiness with all relevant personal data protected by EU GDPR regulation erased. The Buyers undertake that the copies of the log books are solely for their internal reference and shall not be shared with any external person or entity.

298		(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance
299		confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

300	9.	Encumbrances

301		The Sellers warrant that the Vessel, at the time of delivery, is free from all charters,
302		encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject
303		to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the
304		Buyers against all consequences of claims made against the Vessel which have been incurred
305		prior to the time of delivery.

306	10.	Taxes, fees and expenses

307		Any taxes, fees and expenses in connection with the purchase and registration in the Buyers’
308		Nominated Flag State shall be for the Buyers’ account, whereas similar charges in connection

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

309		with the closing of the Sellers’ register shall be for the Sellers’ account.

310	11.	Condition on delivery

311		The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is
312		delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be
313		delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

314		However, the Vessel shall be delivered free of cargo with her cargo tanks hot water washed after the last cargo, ready for gas-free man entry, and with all cargo tank washings confined in the slop tanks only if the Buyers first pay extra US$ 200,000.00 to the Sellers’ account and free of stowaways with her Class
315		maintained without condition/recommendation*, free of average damage affecting the Vessel’s
316		class, and with her classification certificates and national certificates, as well as all other

317		certificates the Vessel had at the time of inspection, valid and unextended without
318		condition/recommendation by the Classification Society or the relevant authorities at the time
319		of delivery. The Sellers shall use their best endeavours to ensure that all continuous survey cycles for Hull and
Machinery are clean, fully up to date, and free of any outstanding recommendations, conditions of class, or unextended surveys at the time of delivery. The cancelling date shall be extended by any additional time required for tank cleaning and gas freeing operations.

320		“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4(a) ~~or~~
321		~~4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this~~
322		~~Agreement shall be the relevant date.~~

323		* Notes and memoranda, if any, in the surveyor’s report which are accepted by the Classification
324		Society without condition/recommendation are not to be taken into account.

325	12.	Name/markings

326		Within reasonable time and latest within five (5) calendar days after~~Upon~~ delivery the Buyers undertake to change the name of the Vessel and alter funnel
327		markings. Buyers to provide proof of the Vessel name change to the Sellers immediately upon effecting same according to this Clause.

328	13.	Buyers’ default

329		Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the
330		right to cancel this Agreement, and they shall be entitled to claim compensation for their losses
331		and for all expenses incurred together with interest with interest rate at six (6) percent.
332		Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers
333		have the right to cancel this Agreement, in which case the Deposit together with interest
334		earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the
335		Sellers shall be entitled to claim further compensation for their losses and for all expenses
336		incurred together with interest.

337	14.	Sellers’ default

338		Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be
339		ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the
340		option of cancelling this Agreement. If after Notice of Readiness has been given but before
341		the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not
342		made physically ready again by the Cancelling Date and new Notice of Readiness given, the
343		Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this
344		Agreement, the Deposit together with interest earned, if any, shall be released to them
345		immediately.

346		Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to
347		validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers
348		for their loss and for all expenses together with interest if their failure is due to proven
349		negligence and whether or not the Buyers cancel this Agreement.

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

350	15.	Buyers’ representatives

351		After this Agreement has been signed by the Parties and the Deposit has been confirmed as lodged, the
352		Buyers have the right to place two (2) representatives on board the Vessel during the last laden voyage prior
Vessel’s intended delivery at their sole risk and
353		expense and subject to the Vessel’s safe manning requirements and those of the Sellers and/or Ship Manager in relation to Covid-19 or any other safety precautions.

Once at port of delivery and on delivery only, Buyers to have the right place two (2) further Buyers’
representatives onboard, to assist with the delivery procedure, subject always to vessel’s safe manning and local regulations.

354		These representatives are on board for the purpose of familiarisation and in the capacity of
355		observers only, and they shall not interfere in any respect with the operation of the Vessel. The
356		Buyers and the Buyers’ representatives shall sign the Sellers’ P&I Club’s standard letter of
357		indemnity prior to their embarkation and the Buyers shall pay US$20 per day per representative for victualling plus any communication expenses at cost as presented by the Seller at the time of delivery. All Buyers’
representatives that are due to board the Vessel shall a) be seamen and members of the Buyers’ crew; and b)
sign Sellers’ P&I Club’s standard Letter of Indemnity prior boarding the Vessel.

The Buyers’ representatives while on board the Vessel shall at all times comply and follow Sellers’ Covid-19 and epidemic safety procedures.

358	16.	Law and Arbitration

359		(a) *This Agreement shall be governed by and construed in accordance with English law and
360		any dispute arising out of or in connection with this Agreement shall be referred to arbitration in
361		London in accordance with the Arbitration Act 1996 or any statutory modification or re-
362		enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

363		The arbitration shall be conducted in accordance with the London Maritime Arbitrators
364		Association (LMAA) Terms current at the time when the arbitration proceedings are
365		commenced.

366		The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall
367		appoint its arbitrator and send notice of such appointment in writing to the other party requiring
368		the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and
369		stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own
370		arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the
371		other party does not appoint its own arbitrator and give notice that it has done so within the
372		fourteen (14) days specified, the party referring a dispute to arbitration may, without the
373		requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator
374		and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on
375		both Parties as if the sole arbitrator had been appointed by agreement.

376		In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the
377		arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at
378		the time when the arbitration proceedings are commenced.

379		~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the~~
380		~~United States Code and the substantive law (not including the choice of law rules) of the State~~
381		~~of New York and any dispute arising out of or in connection with this Agreement shall be~~
382		~~referred to three (3) persons at New York, one to be appointed by each of the parties hereto,~~
383		~~and the third by the two so chosen; their decision or that of any two of them shall be final, and~~
384		~~for the purposes of enforcing any award, judgment may be entered on an award by any court of~~
385		~~competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the~~
386		~~Society of Maritime Arbitrators, Inc.~~

387		~~In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

388		~~arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the~~
389		~~Society of Maritime Arbitrators, Inc.~~

390		~~(c) This Agreement shall be governed by and construed in accordance with the laws of~~
391		~~(state place) and any dispute arising out of or in connection with this Agreement shall be~~
392		~~referred to arbitration at (state place), subject to the procedures applicable there.~~

393		~~*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of~~
394		~~deletions, alternative 16(a) shall apply.~~

395	17.	Notices

396		All notices to be provided under this Agreement shall be in writing.

397		Contact details for recipients of notices are as follows:

398		For the Buyers:
MTC ENGINEERING SDN BHD
MKN Embassy Techzone, Jalan Teknokrat 2
Cyberjaya, 63000 Sepang, Selangor
Malaysia

399		For the Sellers:
MALOELAP SHIPPING COMPANY INC.
c/o PERFORMANCE SHIPPING MANAGEMENT INC.
373 Syngrou Ave., 17564, Palaio Faliro, Athens
Greece

400	18.	Entire Agreement

401		The written terms of this Agreement comprise the entire agreement between the Buyers and
402		the Sellers in relation to the sale and purchase of the Vessel and supersede all previous
403		agreements whether oral or written between the Parties in relation thereto.

404		Each of the Parties acknowledges that in entering into this Agreement it has not relied on and
405		shall have no right or remedy in respect of any condition, covenant, promise, term, statement, representation, assurance or
406		warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

407		Any terms condition, covenant, promise, terms, statement, representation, assurance or warranty capable of being implied into this Agreement by any applicable ~~statute~~custom, practice, statute (including without limitation, the Sale of Goods Act or any statutory modification or re-enactment thereof), or law are hereby excluded to
408		the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude
409		any liability for fraud.

19. Confidentiality

All details of this transaction to be kept strictly private and confidential. This Agreement and its negotiation and terms (the “Confidential Information”) are private and confidential between the Buyers, the Sellers and their affiliates, and the Parties or their affiliates shall not disclose Confidential Information to any other person without the prior written consent of the disclosing party, provided that nothing in this clause shall preclude a party from disclosing Confidential Information:

1. to the ultimate shareholders of such party, its affiliates and co-investors and its and their members, advisory committee members, directors, officers, employees, consultants, agents, representatives, professional advisers, insurers, auditors, financiers and to the Vessel’s technical and commercial managers (collectively, the “Nominated

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

Representatives”);

2. to the extent required in connection with the employment of the vessel; to the Vessel’s actual or potential charterers;

3. to the extent required by law or regulation or any governmental or other authority or the rules of any relevant stock exchange, indicatively the US SEC and NASDAQ;

4. for financing and registration purposes of the Vessel; or

5. which is in the public domain, other than as a result of breach of this clause by or through such party. Should however details of the sale become known or reported on the market, neither the Buyers nor the Sellers shall have the right to withdraw from the sale or to fail to fulfil their obligations under this Agreement.

20. Trade and Economic Compliance –

Notwithstanding any other clause in this Agreement:-

a) The Buyers, for themselves and their holding companies, affiliates, associates, directors, senior executives and officers, and shareholders warrant, represent and undertake to the Sellers, that at the date of entering into this
Agreement and continuing until the Buyers have paid the purchase price in full and taken possession of the
Vessel on delivery by the Sellers, neither the Buyers nor any person or entity on whose behalf or under whose direction the Buyers act or assist, nor any person or entity who the Buyers may nominate to take delivery and transfer of title of the Vessel, or to facilitate any aspect of this transaction are designated pursuant to any trade and economic sanctions, prohibitions or restrictions imposed by a Sanctions Authority, are 50% or more owned or controlled by any such person or entity, or based, organized or resident in a country or territory whose government is the target of sanctions or that is the subject of comprehensive (i.e., country-wide or territory-
wide) Sanctions (including, as of the date of signature of this contract, Russia, the Donetsk People’s Republic,
Luhansk People’s Republic and Crimea regions of Ukraine, Cuba, Iran, North Korea, Venezuela, Belarus and Syria)
(a “Sanctioned Entity”) and that entry into and performance of this Agreement is not prohibited or restricted by, and will not

expose the Sellers, their managers, the Vessel or their employees to sanctions, prohibitions or restrictions under any trade or economic sanctions, prohibitions or restrictions (“Sanctions”). For this purpose, a “Sanctions
Authority” means the US, UN, EU, UK, Switzerland, any governmental agencies or departments of the foregoing and of any other applicable sanctions authority, applicable to Parties.

b) The Sellers, for themselves and their holding companies, affiliates, associates, directors, senior executives and officers, and shareholders warrant, represent and undertake to the Buyers, that at the date of entering into this
Agreement and continuing until the Buyers have paid the purchase price in full and taken possession of the
Vessel on delivery by the Sellers, neither the Sellers nor any person or entity on whose behalf or under whose direction the Sellers act or assist, nor the Vessel are a Sanctioned Entity and that entry into and performance of this Agreement is not prohibited or restricted by, and will not expose the Buyers to Sanctions.

c) The Vessel is sold on condition that it, and its components, shall not be sold, transferred, released, exported, chartered, provided or used by the Buyers, or any person deriving title or access to the Vessel under them, for any purpose or in any activity which would expose the Sellers, their managers, the Vessel or their employees to
Sanctions. The Buyers undertake that such provision will apply in case of the sale of the vessel to the next purchaser, however, Buyers cannot ensure the application of this clause for subsequent transactions which are beyond their reasonable control. In the event the sale by the Buyers to the next purchaser becomes subject to, or in violation of Sanctions, the Buyers shall notify the Sellers upon receipt of such info.

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d) If at any time before delivery the Sellers become aware of any actual breach of the warranty, representation, undertaking and condition contained in paragraph (a), or (c), the Sellers may cancel this Agreement by written notice to the Buyers, without liability to the Buyers, and shall be entitled to compensation for their proven losses and all expenses they have incurred. The Buyers shall indemnify the Sellers, their managers and employees on demand against any and all sanctions, prohibitions,

restrictions, claims, loss or liability whatsoever and howsoever arising directly as a result of breach of the warranty, representation and undertaking and condition contained in paragraph (a) or (c), whether or not the
Sellers cancel this Agreement.

e) If at any time before delivery the Buyers become aware of any actual breach of the warranty, representation, undertaking and condition contained in paragraph (b), the Buyers shall comply with Sanctions to which the
Buyers or the Vessel are subject and follow any orders or directions which may be given by any Sanctions
Authority, acting with powers to compel compliance and irrespective of any such orders, directions, laws or regulations, the Buyers are entitled to compensation for their proven direct losses and expenses they have incurred due to such a breach whether or not they cancel this Agreement.

f) No act or omission of the Sellers shall at any time constitute a waiver of this Clause 20; and the warranties, representations and undertakings contained in this Clause 20 are deemed repeated and in remain in effect before and after delivery, whether or not delivery occurs. g) Notwithstanding anything in this clause to the contrary,
Buyers and Sellers shall not be required to do anything which constitutes a violation of the Sanctions laws and regulations to which either of them is subject. The Buyers shall complete the Ship Sale Questionnaire as set out in
Schedule C hereto and the Counterparty

Questionnaire which will be sent by the Sellers to Buyer’s e-mail address as provided in Clause 17 of this
Agreement as soon as practicable after the date of this Agreement and in any event before delivery of the Vessel, failing which the Sellers shall have the right to terminate this Agreement by written notice to the Buyers, without any liability to the Buyers, and shall be entitled to compensation for their proven losses and all expenses they have incurred. Buyer’s response and warranties therein are deemed correct, valid and repeated at the time of
Delivery.

21. Anti-Corruption Obligation

(a) Buyers and Sellers each agree, undertake and warrant to the other on a continuing basis that:

(i) that it complies with the Bribery Act 2010 of the United Kingdom, the United States Foreign Corrupt
Practices Act of 1977 and any anti-corruption laws and statutes, rules or regulations issued, administered or enforced by Greece, United Kingdom, the United States of America, or any other jurisdiction in which the Sellers or Buyers conduct business or operations and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable government entity or proceeding by or before any applicable court or government entity.

(ii) in connection with the MOA each Party will comply with all applicable anti-corruption legislation and have procedures in place that are, to the best of its knowledge and belief, designed to prevent the commission of any offence under such legislation by any member of its organisation or by any person or entity providing services for it or on its behalf in connection with this MOA; and

(iii) in connection with the negotiation of this MOA neither it nor any member of its organisation has committed any breach of applicable anti-corruption legislation.

(b) If at any time before delivery the Buyers have breached any applicable anti-corruption legislation in connection with this MOA, the Sellers may cancel this MOA by written notice to the Buyers, without liability to the Sellers, and shall be entitled to compensation for their proven losses and all expenses they have incurred. The
Sellers shall be under no obligation to procure the return of the Deposit (or any interest thereon) to the Buyers;

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

and the Deposit shall be released to the Sellers if and to the extent that release of the Deposit is permitted under the applicable national, international and supranational anti- corruption laws and regulations. The Buyers shall defend and indemnify Sellers against any and all fines, penalties, claims, proven losses, damages, costs (including, without limitation, court fees and legal costs), expenses and liabilities whatsoever and howsoever arising directly as a result of such breach, whether or not the Sellers cancel this MOA.

(c) If at any time before delivery the Sellers have breached any applicable anti-corruption legislation in connection with this MOA, the Buyers may cancel this MOA (as per lines 343-344) by written notice to the Sellers, without liability to the Buyers, and in addition to that they should be entitled to compensation for their proven direct losses and expenses they have incurred as a result of such breach.

(d) Any such right to terminate must be exercised without undue delay.

22. Sanctions Clause

The Buyers and Sellers each represent, warrant and undertake to each other that at the date of entering into this
Agreement and continuing until the Buyers have paid the purchase price in full and taken possession of the
Vessel on delivery by the Sellers neither they nor any of their holding companies, affiliates or directors, senior executives or officers, or to their knowledge, any person on whose behalf they are acting in connection with this
Agreement, is an individual or entity (“Person”) that is, or is 50% or more owned or controlled by, a Person (or
Persons) that is the subject of any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Departments of State
or Commerce, the United Nations Security Council (“UNSC”), the European Union (“EU”), Switzerland, the United
Kingdom (“UK”) or other applicable sanctions authority (collectively “Sanctions”) or based, organized or resident in a country or territory that is the subject of comprehensive (i.e., country-wide or territory-wide) Sanctions
(including, as of the date of signature of this contract, Russia, Crimea, Cuba, Iran, North Korea, Venezuela, Belarus
and Syria). If at any time during the performance of this Agreement either party becomes aware that the other party is in breach of warranty as aforesaid, the party not in breach may terminate this Agreement forthwith. The party in breach shall be liable to indemnify the other party against any and all claims, losses, damages, costs and fines whatsoever suffered by the other party resulting from any breach of warranty as aforesaid and in accordance with this Agreement.

This Clause 22 to read in conjunction with Clause 20 above.

23. Further Operations Clause

23.1 The Buyers irrevocably and unconditional represent that they have purchased the Vessel for further operations for a period at least six (6) months from the date of this Agreement (the Minimum Period).

23.2 The Buyers expressly undertake that the Vessel will not be scrapped, disposed of, dismantled, recycled, reclaimed, regenerated, recovered and/or any other purpose whatsoever similar thereto (Recycling), in full or in part for the duration of the Minimum Period.

23.3 The Buyers irrevocably and unconditionally warrant that any recycling after the Minimum Period, whether done by the Buyers or any third party, shall be undertaken in accordance with:

(i) the 2009 Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships
(which shall apply even if not in force);

(ii) The EU Ship Recycling Regulation (IEC/1257/2013) or the EU Waste Regulation (EEC/1013/2006) (as
applicable);

(iii) The Basel Convention on the Control of Transboundary Movements of Hazardous Wastes and their Disposal.

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

1989, as amended.

(iv) The guidelines standards and regulations issued from time to time by the IMO (International Maritime
Organization) related to Recycling; and

(v) Any other laws, standards, regulations or rules which are applicable to Recycling, including without limitation any national, international, state or local environmental or waste laws.

23.4 The Buyers warrant that the Buyers will include this Clause (including the same obligation as this Sub Clause
1.4) in the sales agreement, if the vessel is sold to any third party, whether or not the sale is for the purpose of recycling.

23.5 The Buyers shall indemnify and hold harmless the Sellers from and against any loss, liability, penalty, claim, fine or costs (including legal costs) which the Sellers may incur due to a breach by the Buyers of any of the provisions of this Clause.

23.6 The Sellers shall be entitled (in addition to any other remedy to which they may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, the Buyers shall not raise the defence that there is an adequate remedy at law.

24. The Buyer hereby warrants that they do not intend to call at any port in Russia with the Vessel (whether to load or discharge cargo or otherwise) for so long as EU, USA, UK, UN sanctions targeting the export of crude oil and petroleum products from Russia are in place, and the Buyer agrees to provide the Seller, on request, with necessary information to demonstrate compliance with this warranty.

For and on behalf of the Sellers	For and on behalf of the Buyers

Name: Andreas Nicolaos Michalopoulos	Name: MOHD FAUZI BIN YA’AKOB

Title: Director / Attorney-in-fact	Title: DIRECTOR

Date: 17th February 2025	Date: 17th February 2025

/s/ Andreas Nicolaos Michalopoulos	/s/ MOHD FAUZI BIN YA’AKOB

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.